Exhibit 10.3

Atlantic Capital Bank Severance Plan
and Summary Plan Description

EFFECTIVE DATE:
October 19, 2017

OVERVIEW OF THE PLAN
This section provides a brief overview of the Atlantic Capital Bank Severance Plan (the “Plan”). These pages are for general reference only. Each employee of Atlantic Capital Bank, N.A. (the “Company”) should read the entire Plan for a full explanation of the terms of the Plan. No employee should rely on the terms of this overview to determine employee’s rights under the Plan.
Eligibility
Regular, full-time and part-time employees of the Company generally are eligible to participate in this Plan if they do not have an employment, severance, termination, separation, change in control or similar agreement with the Company and are not participants in any other severance, termination, change in control or similar plan, policy or arrangement of the Company or Atlantic Capital Bancshares.
Entitlement to Benefits
An eligible employee generally will be entitled to receive severance benefits under this Plan if:

•	One of the following termination events occur:

•	their employment is terminated involuntarily and without Cause by the Company due to a reduction in force/downsizing or job elimination;

•	they terminate employment due to their position being moved by the Company without their consent to a location more than 50 miles from the location of their current position; or

•
they terminate employment due to the transfer by the Company without their consent to a new position that is not a comparable position (i.e., similar in skill level and salary) for reasons other than Cause, provided that, a position will not fail to be a comparable position unless it would result in a material negative change in the employment relationship;

•	the employee is not otherwise ineligible to receive severance benefits under the Plan;

•	the employee continues in active employment and good standing with the Company through a date determined by the Company; and

•	the employee signs, delivers to the Company, and does not revoke a Release Agreement as directed by the Company.
Severance Benefits
The severance benefits generally payable under the Plan are as follows:

•	Section 16 Officers and Executive Vice Presidents: 52 weeks of base pay (unless they have been employed for fewer than 6 months, in which case they will receive 26 weeks of base pay).

•	Senior Vice Presidents: 26 weeks of base pay (unless they have been employed for fewer than 12 months, in which case they will receive 13 weeks of base pay).

•
All Other Employees: 2 weeks of base pay per year of service, with a minimum of 8 weeks of base pay and a maximum of 26 weeks of base pay (unless they have been employed for fewer than 12 months (but at least 6 months), in which case they will receive 4 weeks of base pay; if they have been employed for fewer than 6 months, they will receive 2 weeks of base pay).

SECTION I
PURPOSE AND ADOPTION OF PLAN

1.1
Adoption of the Plan. The Company has adopted the Plan to be effective beginning on October 19, 2017. The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor Regulations. This document serves as both the Plan document and the Summary Plan Description for the Plan. The Plan supersedes any prior severance plans, programs or policies sponsored by the Company covering employees eligible under this Plan, both formal and informal.

1.2
Purpose. The Plan is designed to provide severance benefits to eligible Employees whose employment terminates under the circumstances set forth herein and who otherwise satisfy the terms for receiving severance benefits under the Plan.

SECTION II
DEFINITIONS
The following words and phrases used in the Plan with the initial letter capitalized shall have the meanings set forth below

2.1
“Atlantic Capital Bancshares” means Atlantic Capital Bancshares, Inc. and any successor in interest to Atlantic Capital Bancshares, Inc. resulting from merger, consolidation or transfer of all or substantially all of its assets. Atlantic Capital Bancshares holds all of the issued and outstanding capital stock of the Company.

2.2
“Base Pay” means the rate of base earnings (whether salary or hourly wages and including commissions for a Participant entitled to receive commissions) of a Participant immediately preceding his or her Termination Date:

(a)	exclusive of overtime pay, shift differential pay, bonuses, incentive compensation, equity awards, payments for accrued vacation pay or other special payments or ancillary earnings; and

(b)	before any deductions, including, but not limited to, any federal, state or other taxes, and salary reduction amounts contributed to benefit plans or programs.
If Participant is a full-time Employee entitled to receive commissions, the Participant’s Base Pay shall be the Participant’s average weekly base earnings and commissions for the preceding twenty-six (26) weeks (exclusive of the earnings and before the deductions described above). If Participant is a part-time Employee, the Participant’s Base Pay shall be the Participant’s average hourly base earnings for the preceding twenty-six (26) weeks (exclusive of the earnings and before the deductions described above).

2.3	“Cause” shall exist where the Participant’s employment with the Company is terminated due to:

(a)	the Participant’s misconduct or negligence involving the Company or Atlantic Capital Bancshares;

(b)	the Participant’s repeated failure to comply with the lawful directives of any supervisory personnel;

(c)
any criminal act or act of dishonesty or willful misconduct by the Participant or any act of fraud, dishonesty or misappropriation by the Participant involving the Company or Atlantic Capital Bancshares;

(d)	the Participant’s indictment, conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty;

(e)
the material breach by the Participant of the terms of any confidentiality, trade secrets, non-competition, non-solicitation, employment or similar agreement the Participant has with the Company or Atlantic Capital Bancshares;

(f)	acts of malfeasance or negligence by the Participant in a matter involving the Company or Atlantic Capital Bancshares;

(g)	the material failure by the Participant to perform the duties and responsibilities of Participant’s position;

(h)	the Participant’s unsatisfactory performance as evidenced by a performance review and/or documented corrective action; or

(i)	activities of the Participant that are damaging to the property, operations, business or reputation of the Company or Atlantic Capital Bancshares.
Without in any way limiting the effect of the foregoing, for purposes of the Plan, a Participant’s employment shall also be deemed to have terminated for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause.

2.4	“Code” means the Internal Revenue Code of 1986, as amended.

2.5
“Committee” means the Joint Compensation Committee of the Boards of Directors of Atlantic Capital Bancshares and the Company and/or its designee(s) in accordance with applicable laws, rules and regulations.

2.6
“Company” means Atlantic Capital Bank, N.A. and its successors in interest resulting from merger, consolidation, or transfer of all or substantially all of its assets. In the Committee’s discretion, the “Company” may also include an affiliate of the Company.

2.7
“Comparable Position” means a position (i) which requires skills and knowledge similar to those required in the Participant’s current position, and (ii) at a salary level similar to the Participant’s current position; provided that, a position will not fail to be a “Comparable Position” unless it would result in a material negative change in the employment relationship for purposes of Section 409A.

2.8
“Disability” means, for any Participant, any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability plan or program and on account of which such Participant is entitled to receive long-term disability benefits under such plan or program.

2.9	“Effective Date” means October 19, 2017.

2.10
“Eligible Employee” means an Employee who (a) is not a party to an employment, severance, termination, separation, change in control or similar agreement with the Company or Atlantic Capital Bancshares, and (b) is not a participant in any other severance, termination, change in control or similar plan, policy or arrangement of the Company or Atlantic Capital Bancshares. The Committee in its sole discretion shall determine whether an Employee is considered an Eligible Employee.

2.11
“Employee” means a full-time or part-time employee of the Company who is denoted as such on the books and records of the Company. Examples of individuals who are not “Employees” for this purpose and who are not eligible to participate in the Plan include: (1) consultants; (2) leased employees or workers; (3) individuals providing services to the Company pursuant to a contract with a third party; (4) temporary employees or workers; (5) independent contractors; (6) employees of independent contractors; (7) interns; and (8) co-op employees.

2.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13	“Human Resources Department” means the Company’s Human Resources Department.

2.14
“Participant” means any Eligible Employee who is eligible to receive Severance Benefits under the Plan if his or her employment with the Company terminates under the circumstances set forth herein and he or she otherwise satisfy the terms for receiving Severance Benefits under the Plan.

2.15	“Plan” means this Atlantic Capital Bank Severance Plan, as set forth in this document and as it may be amended from time to time.

2.16
“Plan Year” means a twelve (12) month period commencing on each January 1 and ending on each following December 31, except for the initial Plan Year which shall commence on the Effective Date and shall end on December 31, 2017.

2.17
“Qualifying Termination” means the termination of the Participant’s employment (i) involuntarily and without Cause by the Company due to a reduction in force/downsizing or job elimination; (ii) by the Participant due to the Participant’s position being moved by the Company without his consent to a location more than 50 miles from the location of the Participant’s current position; or (iii) by the Participant due to the transfer by the Company without the Participant’s consent to a new position that is not a Comparable Position for reasons other than Cause. A termination by the Participant will not be treated as a Qualifying Termination unless the Participant notifies the Company of his decision to reject the new position or the transfer to a new location within the 30-day period immediately following the date on which the Participant is notified of the Company’s decision.

2.18	“Release Agreement” means the release and waiver agreement to be executed by a Participant in order to be eligible for and receive Severance Benefits under the Plan.

2.19	“Section 409A” means Section 409A of the Code.

2.20	“Section 16 Officer” means an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

2.21
“Separation from Service” means the termination of a Participant’s employment with the Company and Atlantic Capital Bancshares due to death, retirement or other reasons. The Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or Atlantic Capital Bancshares is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Separation from Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations under Section 409A. An Employee’s employment with the Company will be considered to be terminated for purposes of the Plan only if the Employee incurs a Separation from Service within the meaning of Section 409A.

2.22	“Severance Benefits” means the severance pay that a Participant will be entitled to receive pursuant to Section 4.1(a).

2.23	“Termination Date” means the effective date of the termination of the Participant’s employment with the Company and Atlantic Capital Bancshares.

2.24
“Years of Service” means the cumulative consecutive years of active and continuous employment with the Company and/or Atlantic Capital Bancshares or a predecessor of the Company and/or Atlantic Capital Bancshares (including approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date of the Participant’s most recent date of hire with the Company and counting each anniversary thereof. A partial year of employment shall not be treated as a Year of Service. Notwithstanding the foregoing, Participants who have served less than one year shall be entitled to Severance Benefits to the extent provided in Section 4.1(a) herein.

SECTION III
ENTITLEMENT TO SEVERANCE BENEFITS

3.1	Entitlement to Severance Benefits. A Participant will become entitled to receive Severance Benefits under the Plan only if:

(a)	the Participant’s employment is terminated due to a Qualifying Termination;

(b)	the Participant is not and does not become ineligible to receive Severance Benefits under Section 3.2, below;

(c)	the Participant continues in active employment with the Company through a date determined by the Company in accordance with Section 3.3, below; and

(d)	the Participant signs, delivers and does not revoke a Release Agreement in accordance with Section 3.4 below.

3.2	No Entitlement to Severance Benefits. Notwithstanding any other provision of the Plan, a Participant shall not become entitled to receive Severance Benefits under this Plan if:

(a)	the Participant ceases to be an Eligible Employee other than due to a reduction in force/downsizing or job elimination;

(b)	the Participant’s employment is involuntarily terminated by the Company with or without Cause and other than due to a reduction in force/downsizing or job elimination;

(c)	the Participant retires, resigns or quits for any reason whatsoever other than a reason described in Section 2.17(ii) or (iii);

(d)	the Participant terminates employment because of the Employee’s Disability or death;

(e)	the Participant is offered another position with the Company or Atlantic Capital Bancshares, with the same or higher level salary or wages, whether or not the Employee accepts such offer;

(f)
in case of a sale of a business operation, or part of a business operation, in which the Participant is employed, the Participant is offered employment with the purchaser or an affiliate of the purchaser, with the same or higher level salary or wages, whether or not the Participant accepts such offer;

(g)	the Participant is a party to any employment, severance, change in control, termination, separation or similar agreement between the Participant and the Company or Atlantic Capital Bancshares;

(h)
the Participant is a participant in any other severance, termination, change in control or similar plan of the Company or Atlantic Capital Bancshares, whether or not the Participant is entitled to receive any benefits thereunder;

(i)
the Participant’s employment terminates due to the Company outsourcing that Participant’s job or function if the Participant is offered employment with the vendor that will continue to provide the job or function that the Participant previously provided, with the same or higher level salary or wages, whether or not the Participant accepts such offer;

(j)
the termination of the Participant’s employment entitles the Participant to severance benefits under any agreement between the Company and the Participant or any plan, program or policy of the Company; or

(k)	the Plan is terminated pursuant to Section 7.1 of the Plan prior to the date the Participant is notified of his or her termination.

3.3
Continuation in Active Employment. A Participant shall not become entitled to receive Severance Benefits under the Plan unless he or she remains actively employed by the Company and continues to satisfactorily perform his or her duties until such date as the Company shall direct.

3.4
Release Agreement. A Participant shall not become entitled to receive Severance Benefits under the Plan unless he or she executes and delivers to the Company a Release Agreement, in the form described below, and does not revoke such Release, within the time period described below:

(a)
The Release Agreement shall be drafted by the Company and shall contain such terms and conditions as are satisfactory to the Company, including, but not limited to, (i) the release of any and all claims that the Participant may then have, as of the signing of such release, against the Company, Atlantic Capital Bancshares and their affiliates, and any of their employees, officers, directors, agents and the like, (ii) an agreement to keep the confidential information and trade secrets of the Company, Atlantic Capital Bancshares and their affiliates confidential, and (iii) an agreement not to solicit the customers or employees of the Company, Atlantic Capital Bancshares and their affiliates for a period of no less than twelve (12) months following the Termination Date.

(b)
A Participant shall have at least twenty-one (21) days (forty-five (45) days, if it is a group termination or exit incentive) following the date the Release Agreement is given to the Participant to sign and return the Release Agreement to the Human Resources Department.

(c)
Within seven (7) days after the Participant signs the Release Agreement, the Participant shall be entitled to revoke the Release Agreement by notifying the Human Resources Department of the revocation in writing. To be effective, such notice of revocation must be received by the Human Resources Department by the close of business on the seventh (7th) day following the date the Participant returned his or her signed Release Agreement. The Release Agreement will not become effective until after the seven (7)-day revocation period expires. The revocation of a previously signed and delivered Release Agreement pursuant to the above shall be deemed to constitute an irrevocable election by the Participant to have declined benefits under the Plan.

(d)
Notwithstanding the foregoing, the Participant must sign and return the Release Agreement to the Human Resources Department and the seven-day revocation period must expire without the Participant having elected to revoke the Release Agreement within the sixty (60) days immediately following the Termination Date.

(e)
Notwithstanding the foregoing, (i) nothing in the Release Agreement or other agreement shall prohibit the Participant from reporting possible violations of law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) the Participant will not need the prior authorization of the Company or Atlantic Capital Bancshares to take any action described in (i), and the Participant will not be required to notify the Company or Atlantic Capital Bancshares that he has taken any action described in (i); and (iii) the Release Agreement shall not limit the Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Participant will not be held criminally or civilly liable under any Governmental Agency’s trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
The Committee, in its sole discretion, may waive any requirement that the Participant execute a Release Agreement to become entitled to receive Severance Benefits under the Plan.
SECTION IV
SEVERANCE BENEFITS

4.1	Severance Benefits.

(a)
Amount of Severance Benefits. A Participant who satisfies the requirements of Section III of the Plan shall become entitled to receive Severance Benefits in an amount equal to the Participant’s Base Pay for the following number of weeks, based on the Participant’s job title and Years of Service as of the Termination Date, subject to Section 5.1 below:

Participant’s Job Title	Severance Benefits
Section 16 Officer or Executive Vice President	If employed for less than 6 months: 26 weeks of Base Pay If employed for 6 months or more: 52 weeks of Base Pay
Senior Vice President	If employed for less than 12 months: 13 weeks of Base Pay If employed for 12 months or more: 26 weeks of Base Pay
All other positions
If employed for less than 6 months: 2 weeks of Base Pay
If employed for at least 6 months but less than 12 months: 4 weeks of Base Pay
If employed for 12 months or more: 2 weeks of Base Pay per Year of Service, with a minimum of 8 weeks of Base Pay and a maximum of 26 weeks of Base Pay

(b)
Payment of Severance Benefits. The Severance Benefits shall be paid to a Participant in such amounts and in periodic installments as were being paid to the Participant in Base Pay prior to the Termination Date (but no less frequently than monthly) beginning immediately after the Termination Date, except that any payments to be made within the sixty (60) days after the Termination Date shall be accumulated and paid (subject to Section V below) in a lump sum, on the first payroll date occurring after the Release Agreement has been executed and the applicable revocation period has expired without the Participant having revoked the Release.

Notwithstanding anything herein to the contrary but subject to Section 5.2, the Company may elect, in its sole discretion, to pay some or all of the Severance Benefits in a single lump sum, in which case, that portion of the Severance Benefits will be paid in a single lump sum on the first payroll date occurring after the Release Agreement has been executed and the applicable revocation period has expired without the Participant having revoked the Release. Notwithstanding the foregoing, if the sixty (60)-day period after the Termination Date for the Release Agreement to become effective and irrevocable spans more than one calendar year, no payments shall be made until the first payroll period occurring within the subsequent calendar year. If the Participant dies before receiving all of his Severance Benefits payable pursuant to this Section 4.1, any remaining payments of his Severance Benefits will revert to the Company as of the date of the Participant's death and no further payments of Severance Benefits shall be made from the Plan on behalf of the Participant.

4.2
No Duplication of Benefits. Notwithstanding anything herein to the contrary, a Participant’s right to receive any Severance Benefits under the Plan is specifically conditioned upon the Participant either waiving or being ineligible for any and all benefits under any other change in control or severance benefit plans otherwise available to the Participant or any other severance, retention or change in control plan, program or agreement sponsored by the Company.

4.3
Effect of Rehire. Notwithstanding anything herein to the contrary, the Company may require a Participant to repay some or all of the Severance Benefits as a condition of reemployment. Additionally, all payments hereunder shall cease if the Participant becomes reemployed by the Company.

4.4
Effect of Violation of Release Agreement. Notwithstanding anything herein to the contrary, if the Committee determines that a Participant has breached any of the terms or conditions of the Release Agreement he or she signed as a condition for receiving Severance Benefits, the Committee may terminate the payment of those Severance Benefits and/or may require the Participant to repay some or all of the gross amount of any of those Severance Benefits.

SECTION V
SECTION 409A

5.1
Exemption from Section 409A. It is intended that any payment or payments which is or are to be provided to a Participant in connection with this Plan shall be exempt from the applicable requirements of Section 409A, because (i) they will be paid in all events no later than the 15th day of the third month following the end of the taxable year of the Participant, or the fiscal year of the Company, in which the Participant’s right to the Severance Benefits are no longer subject to a substantial risk of forfeiture and/or (ii) satisfy the exemption for exempt separation pay under Section 409A. Accordingly, notwithstanding any other provision of the Plan, in no event will the aggregate of the weeks of Base Pay to be paid to any Participant under the Plan after the 15th day of the third month following the end of the taxable year of the Participant, or the fiscal year of the Company, in which the Participant’s right to the Severance Benefits are no longer subject to a substantial risk of forfeiture (i)

exceed two times the lesser of (a) the Participant’s annual rate of compensation for the preceding calendar year (adjusted for any increase during that year that was expected to continue indefinitely if the Participant had not terminated employment) and (b) the Code Section 401(a)(17) qualified plan compensation limit for the calendar year in which the Participant terminates employment (i.e., $270,000 for 2017), or (ii) be paid later than December 31 of the second calendar year following the year in which the Participant terminates employment. The Company in its sole discretion will determine what adjustments will be made to comply with the foregoing limitations. Consequently, this Plan shall be operated in compliance with any available exception from Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to qualify for an exception thereto.

5.2
No Acceleration or Deferral. Notwithstanding Section 5.1, if the Committee determines that all or a portion of the payments provided under the Plan constitute non-qualified deferred compensation under Section 409A then neither the Participant nor the Company shall take any action to accelerate or delay the payment of any monies in any manner which would not be in compliance with, or exempt from, Section 409A.

5.3
Specified Employee Rule. Notwithstanding Section 5.1, if the Committee determines that all or a portion of the payments provided under the Plan constitute non-qualified deferred compensation under Section 409A and if a Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code (as defined below), any payment in connection with the Participant’s Separation from Service shall not be made until six (6) months after the Participant’s Separation from Service or, if earlier, the Participant’s death (the “409A Deferral Period”) as and to the extent required under Section 409A. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12)-month period ending on the specified employee identification date designated by the Company consistently for purposes of this Plan and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

5.4	Separate Payments. For purposes of this Plan, all rights to payments hereunder shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A.

5.5
Separation from Service. For purposes of determining time of (but not entitlement to) the payment or provision of any non-qualified deferred compensation under this Plan subject to Section 409A in connection with the termination of the Participant’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that the Participant will not perform any further services after that date or that the level of bona fide services that the Participant will perform after that date (whether as an employee or independent contractor)

will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Participant performed over the immediately preceding thirty-six (36) month period.

5.6
No Company Liability. Notwithstanding any of the provisions of this Plan, neither the Company, Atlantic Capital Bancshares, or its or their officers, directors, employees or agents shall be liable to the Participant if any payment which is to be provided pursuant to this Plan and which is considered non-qualified deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

SECTION VI
PLAN ADMINISTRATION

6.1
Plan Administration. Except as otherwise provided herein, the Committee shall administer the Plan. The Committee shall be the “Named Fiduciary” for purposes of ERISA and shall have the full and complete duty and discretionary authority to control, interpret and construe the Plan and manage the operations thereof. Any such interpretation and construction of any provisions of the Plan by the Committee shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of the Plan. The Committee may delegate some (or all) of its authority hereunder to the Human Resources Department. The Committee also may engage agents and obtain other assistance from the Company, including Company counsel. The Committee shall not be responsible for any action taken or not taken on the advice of legal counsel. The Committee is given specific authority to allocate and revoke responsibilities among its members or designees. When the Committee has allocated authority pursuant to the foregoing, the Committee shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

6.2	Claims Procedures.

(a)
Initial Claim. A claim for benefits under the Plan must be submitted, in writing, to the Human Resources Department and must be signed by the Participant or, in the case of a death benefit, by Participant’s Beneficiary or legal representative. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within one hundred eighty (180) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Committee with respect to a claim unless and until the claims procedures herein have been complied with and exhausted.

(b)
Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Human Resources Department, unless the Human Resources Department determines that special circumstances require an extension of time for processing the claim. If the Human Resources Department determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Human Resources Department expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If the claim is denied, the notice required pursuant to this Section shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Special reference to the specific Plan provisions upon which the determination is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c)
Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Committee (including, but not limited to, whether the Participant’s termination of employment was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Committee within sixty (60) days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(e), below. The appeal shall take into account all comments, documents, records, and other information submitted by claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than sixty (60) days after receipt of the appeal by the Committee unless the Committee determines that special circumstances (such as the need to hold a hearing if the Committee determines that a hearing is required) require an extension of time for processing the claim. If the

Committee determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Committee expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The notice required by the first sentence of this Section shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following:

(1)	The specific reason or reasons for the adverse determination;

(2)	Reference to the specific Plan provisions upon which the determination is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 6.2(e), below; and

(4)	An explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

(e)
Definition of “Relevant”. For purposes of this Section, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards required pursuant to this Section on making the benefit determination.

(f)
Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

(g)
Time For Filing Legal Or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) one (1) year of the date the written copy of the Human Resources Department’s or Committee’s decision on review is delivered to the claimant in accordance with Section 6.2(b) or (d).

SECTION VII
AMENDMENT AND TERMINATION

7.1
General. The Plan may be amended, in whole or in part, or terminated at any time, by the Company’s Board of Directors or the Compensation Committee of the Board of Directors, subject to the following exceptions:

(a)
No amendment or termination of the Plan shall impair or abridge the obligations of the Company that have become vested and payable as the result of the previous termination of a Participant’s employment.

(b)	No amendment or termination of the Plan shall affect the rights of a Participant who was notified of his or her termination of employment before the effective date of such amendment.

(c)	No amendment may be made if it will result in a violation of Section 409A and any such amendment shall at no time have any legal validity.

7.2
Amendments to Comply with the Law. Notwithstanding the foregoing, the Plan may be amended at will at any time and from time to time unilaterally by the Board to reflect changes necessary due to revisions to, or interpretations of: (1) ERISA; (2) the Code; or (3) any other provision of applicable state or federal law.

SECTION VIII
MISCELLANEOUS

8.1	Withholding. Any payments or benefits provided for hereunder shall be paid or delivered subject to any applicable withholding required under federal, state or local law.

8.2
Binding Agreement / Successors. Subject to the right of the Company to amend or terminate the Plan, and the Committee’s right to interpret the Plan, the Plan shall be for the benefit of and be enforceable by, a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.3
No Right of Assignment. Neither a Participant nor any person taking on behalf of a Participant may anticipate, assign or alienate (either by law or equity) any benefit provided under the Plan and the Company shall not recognize any such anticipation, assignment or alienation. Furthermore, to the extent permitted by law, a benefit under the Plan is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

8.4
No Employment or Service Contract. Notwithstanding anything to the contrary contained in the Plan, by the execution of the Plan, the Company does not intend to change the employment-at-will relationship with any of its employees. Instead, the Company retains its absolute right to terminate the employment or service of any Participant at any time for any reason.

8.5
Mitigation of Benefits. A Participant shall not be required to mitigate the amount of payment provided for in the Plan by seeking other employment or otherwise, and except as set forth in the Plan, the amount of any payment or benefit provided for shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, or by retirement benefits received.

8.6
Notices. For the purpose of the Plan, and except as specifically set forth herein, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the Participant or Employee at his or her last known address, and to the Company at Atlantic Capital Bank, N.A., 3280 Peachtree Road, Suite 1600, Atlanta, GA 30305, provided that all notices to the Company shall be directed to the attention of the Human Resources Department; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.7	Service of Process. The Corporate Secretary of the Company shall be the agent for service of process in matters relating to the Plan.

8.8
ERISA Plan. The Plan shall be interpreted as, and is intended to qualify as, a severance pay plan under ERISA, and therefore does not constitute an employee pension benefit plan pursuant to Section 3(2) of ERISA.

8.9
Effect on Other Plans Sponsored by the Company. Nothing in this Plan is intended to or shall be construed to require the Company to establish or continue in effect any particular plan or benefit sponsored by the Company. The Company reserves the right to amend or terminate any of its benefit programs at any time under the procedures contained in those plans.

8.10
Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

8.11
Governing Law. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Georgia and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other applicable Federal law. To the extent lawful, the Company and each Participant or person claiming benefits under the Plan consents irrevocably to jurisdiction, service and venue in connection with any claim or controversy arising out of this Plan in the courts of the State of Georgia located in Fulton County, Georgia, and in the federal courts in the Northern District of Georgia.

8.12	Unsecured Creditor Status. The status of a Participant’s claim against the Company for a benefit under the Plan shall be the same as the status of a claim by a general and unsecured creditor of the Company, and any benefits payable under the Plan shall be paid solely from the Company’s general assets. Nothing in the Plan shall create any fiduciary or trust relationship between the Company and Atlantic Capital Bancshares and any Participant or other person.
IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized representative as of the 19th day of October, 2017.
ATLANTIC CAPITAL BANK, N.A.
By: /s/ Douglas L. Williams
Name: Douglas L. Williams
Title: Chief Executive Officer

General Plan Information
Plan Name
Atlantic Capital Bank Severance Plan
Plan Sponsor
Atlantic Capital Bank, N.A.
3280 Peachtree Rd NE, Suite 1600
Atlanta, GA 30305
855-693-7422
Employer Identification Number (EIN)
62-1816536
Plan Number
504
Plan Type
The Plan is a welfare benefit plan that provides severance pay upon certain qualifying terminations of employment. The benefits under the Plan are provided out of the general assets of the Company.
Plan Administrator
Plan Administrator, Atlantic Capital Bank Severance Plan
c/o Atlantic Capital Bank, N.A.
3280 Peachtree Rd NE, Suite 1600
Atlanta, GA 30305
Attention: Chief Human Resources Officer
855-693-7422
Agent for Service of Legal Process
The Corporate Secretary of the Company
Plan Year
The calendar year, except for the initial Plan Year which will commence on the Effective Date of the Plan and will end on December 31, 2017.

ERISA Rights Statement
As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•
examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

•
obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•	receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.
No one, including your employer or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.